Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pacific Financial Corporation, of our report dated February 9, 2005, with respect to the financial statements appearing in the Annual Report on Form 10-K of Pacific Financial Corporation for the year ended December 31, 2004, and our report dated April 28, 2005, with respect to Pacific Financial Corporation management’s assessment of the effectiveness of Pacific Financial Corporation’s internal control over financial reporting and the effectiveness of Pacific Financial Corporation’s internal control over financial reporting as of December 31, 2004, included in Amendment No. 1 to Pacific Financial Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ MCGLADREY & PULLEN, LLP

Tacoma, Washington
November 16, 2005